EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-145489, 333-133702, 333-152720 and 333-160407 on Form S-8 of our report dated April 30, 2009 (October 27, 2009 as to the effects of the Restatement – Stock-based Compensation discussed in Note 16), relating to the consolidated financial statements of Taleo Corporation and subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2008), for the year ended December 31, 2008 appearing in this Annual Report on Form 10-K of Taleo Corporation for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

San Jose, California

February 28, 2011